EXHIBIT 99.2

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

SEPTEMBER 7, 2005

CONTACTS:

JEFFREY L. MOBLEY, CFA VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jmobley@chkenergy.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 mrowland@chkenergy.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES OFFERING OF

$250 MILLION CUMULATIVE CONVERTIBLE PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 7, 2005 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it intends to commence a public offering of $250 million of a new series of its cumulative convertible preferred stock with a liquidation preference of $100 per share. Chesapeake intends to use the net proceeds of the offering, together with the proceeds from a concurrent offering of common stock, to repay debt under its bank credit facility or for general corporate purposes.

The offering will be made under the company’s existing shelf registration statement. The company intends to grant underwriters a 30-day option to purchase a maximum of $37.5 million in additional shares of convertible preferred stock to cover any over-allotments in the offering.

Lehman Brothers, Banc of America Securities LLC, Credit Suisse First Boston, Morgan Stanley and Wachovia Securities will be joint book-running managers for the offering. Copies of the preliminary prospectus and records relating to the offering may be obtained from the offices of Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, 646-733-4166; Credit Suisse First Boston, One Madison Avenue, Level 1B, New York, NY 10010, 212-325-2580; Morgan Stanley, Prospectus Department, 1585 Broadway, LLB, New York, NY 10036; Wachovia Securities Capital Markets, LLC, Equity Capital Markets, 7 St. Paul Street, 1st Floor, Baltimore, MD 21202.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale and Ark-La-Tex regions of the United States.